Contact: Susan Tomera Angeletti
724-465-4870

FOR IMMEDIATE RELEASE
Tuesday, June 21, 2005

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.28 per share cash dividend at its regular meeting held June 20, 2005. The dividend is payable July 25, 2005 to shareholders of record on July 1, 2005. This dividend represents a 4 percent increase over the same period last year and a 3 percent annualized yield using the June 20, 2005 closing price of $36.93.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 51 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.